Exhibit 10.2

As provided in Section 6 of this Promissory Note (this “Note”), this Note and the indebtedness evidenced hereby are subject to the setoff and payment obligation reduction provisions set forth in Sections 7.1 and 7.2 of the within-referenced Settlement Agreement. The holder of this Note, by its acceptance hereof, agrees to be bound by the provisions of Sections 7.1 and 7.2 of such Settlement Agreement.

Except as provided in Section 9 of this Note, neither this Note nor any interest herein may be assigned without the prior written consent of the maker hereof, which consent may be withheld in the sole discretion of the maker hereof.

This Note has not been registered under the Securities Act of 1933 and may be sold or otherwise transferred only if the holder hereof complies with that law and other applicable securities laws.

PROMISSORY NOTE

$250,000,000.00	February 22, 2006
New Orleans, Louisiana

FOR VALUE RECEIVED, The Babcock & Wilcox Company, a Delaware corporation (herein referred to as the “Maker”), hereby promises and agrees to pay to the order of The Babcock & Wilcox Company Asbestos PI Trust (the “Holder”) the principal amount of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000), together with interest on the unpaid principal sum from (and including) December 1, 2006 until (but excluding) the Maturity Date (as hereinafter defined), at the rate of seven percent (7.0%) per annum as hereinafter provided, in each case subject to the terms and conditions hereof, including the provisions of Section 1(b). Interest hereunder shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. References in this Promissory Note (this “Note”) to the “Settlement Agreement” mean that certain Settlement Agreement made as of February 21, 2006 by and among the Maker, the Holder, McDermott International, Inc., a Panamanian corporation of which the Maker is an indirect, wholly owned subsidiary (“MII”), McDermott Incorporated, a Delaware corporation and a direct, wholly owned subsidiary of MII (“MI”), Babcock & Wilcox Investment Company, a Delaware corporation and a direct, wholly owned subsidiary of MI (“BWICO”), Diamond Power International, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Maker, Americon, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Maker (“Americon”), Babcock & Wilcox Construction Co., Inc., a Delaware corporation and a direct, wholly owned subsidiary of Americon, the Asbestos Claimants Committee referred to therein, the Legal Representative for Future Asbestos-Related Claimants referred to therein, and the Apollo/Parks Township Trust referred to therein.

1.	Payment Obligations.

(a)

Principal and Interest. Subject to Section 1(b), the principal amount of this Note shall be payable in five equal annual installments of $50,000,000 each, commencing on December 1, 2007 and continuing on each anniversary thereof through and including December 1, 2011 (the “Maturity Date”), at which time the remaining unpaid principal amount of this Note shall be paid in full. Each such payment date, including the Maturity Date, is referred to herein as a “Scheduled Principal Payment Date.” Subject to Section 1(b), interest on the unpaid principal amount of this Note shall begin to accrue on December 1, 2006 and shall be payable on each June 1 and December 1 thereafter through the Maturity Date (each, an “Interest Payment Date”), in each case to the extent interest has accrued from (and including) the date of the then most recent prior payment of interest to (but excluding) such Interest Payment Date. Payments of principal and interest shall be made in lawful money of the United States of America, by (i) check or (ii) wire transfer of immediately available funds to such bank account of the Holder as the Holder may designate from time to time by at least thirty (30) days’ prior written notice to the Maker. Any payment (excluding any prepayment) on or in respect of this Note shall be applied first to accrued but unpaid interest and then to the principal balance hereof. The unpaid principal may, at the option of the Maker, be prepaid, in whole or in part, at any time without premium or penalty, through the payment of an amount equal to 100% of the principal amount being prepaid, together with all accrued and unpaid interest on this Note to (but excluding) the date of the prepayment. At such time as this Note is paid or prepaid in full, it shall be surrendered to the Maker and cancelled and shall not be reissued. Anything in this Note to the contrary notwithstanding, any payment that is due on a date other than a Business Day (as hereinafter defined) shall be made on the next succeeding Business Day (and such extension of time shall not be included in the computation of interest). As used in this Note, the term “Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks in New York City are required or authorized by law to be closed.

(b)	Payment Obligations Condition Precedent. Except for the $25,000,000 payment described in this Section 1(b), payment obligations under this Note shall only arise if the U.S. federal legislation designated (as of the date of this Note) as Senate Bill 852 (also referred to as the “Fairness in Asbestos Injury Resolution Act” or the “FAIR Act”), or any other U.S. federal legislation designed, in whole or in part, to resolve asbestos-related personal injury claims through the implementation of a national trust (any such legislation, including the FAIR Act, being referred to herein as “Asbestos Resolution Legislation”), has not been enacted and become law on or before November 30, 2006 (the “Payment Obligations Condition Precedent”); provided, however, that:

(i)

if Asbestos Resolution Legislation is enacted and becomes law on or before November 30, 2006 and is not subject to a legal proceeding as of January 31, 2007 which challenges the constitutionality of such Asbestos Resolution Legislation (any such proceeding being a “Challenge Proceeding”), the Payment Obligations Condition Precedent shall be deemed not to have been satisfied, the only payment to be made under this Note shall be $25,000,000 (which payment shall be made by the Maker on the first Scheduled Principal Payment Date), the covenants set forth in Section 2 shall terminate, the Guaranties (as hereinafter defined) shall terminate, and this Note shall be deemed paid in full and cancelled automatically pursuant to its terms, no interest shall be deemed to have accrued hereunder, the Pledge Agreement shall terminate, and the Collateral (as defined in Section 1(c)) shall be released and returned to BWICO free and clear of any security interest (at no cost or expense to the Maker or either Guarantor (as hereinafter defined)) as promptly as practicable; and

(ii)	if Asbestos Resolution Legislation is enacted and becomes law on or before November 30, 2006, but is subject to a Challenge Proceeding as of January 31, 2007, the Payment Obligations Condition Precedent shall be deemed not to have been satisfied and any payments under this Note (other than a payment of principal in the amount of $25,000,000 to be made on December 1, 2007) shall be suspended (any period of suspension as provided in this Section 1(b)(ii) being a “Suspension Period”) until either:

(A)

there has been a final, non-appealable judicial decision with respect to such Challenge Proceeding to the effect that the Asbestos Resolution Legislation is unconstitutional as generally applied to debtors in Chapter 11 proceedings whose plans of reorganization have not yet been confirmed and become substantially consummated (i.e., debtors that are then similarly situated to the Maker as of September 1, 2005 (in a Chapter 11 proceeding with a plan of reorganization that has not yet been confirmed)), so that such debtors will not be subject to the Asbestos Resolution Legislation, in which event: (1) the Payment Obligations Condition Precedent shall be deemed to have been satisfied on the first day following the later of (a) the date of such judicial decision and (b) the expiration of the last of any applicable periods of appeal from such judicial decision; (2) within thirty (30) days of the receipt of written notice delivered by the Holder to the Maker and the United States Bankruptcy Court for the Eastern District of Louisiana (the “Bankruptcy Court”) of such judicial decision or such expiration of the applicable periods of appeal (as applicable), interest on this Note held in the escrow account referred to below shall be paid to the Holder; and (3) principal payments and interest shall be payable on this Note as described in Section 1(a) (with a one-time payment of any such principal payments that would have become due during the Suspension Period but for the application of the foregoing provisions (after deducting the payment, if previously made, of the $25,000,000 amount referred to above), which payment shall be made within thirty (30) days of receipt of the written notice by the Maker and the Bankruptcy Court referred to in the immediately preceding clause (2)); or

(B)	there has been a final nonappealable judicial decision with respect to such Challenge Proceeding which resolves the Challenge Proceeding in a manner other than as contemplated by the immediately preceding clause (A), in which event: (1) the Payment Obligations Condition Precedent shall be irrevocably deemed not to have been satisfied; and (2) as of the later of the date that decision becomes final and nonappealable or the date the $25,000,000 amount referred to above in this Section 1(b)(ii) has been paid by the Maker, (a) this Note shall be deemed to have been paid in full and shall be cancelled; (b) the funds in the escrow account referred to below shall be turned over to the Maker; (c) the covenants set forth in Section 2 shall terminate; (d) the Guaranties shall terminate; (e) the Pledge Agreement shall terminate; and (f) the Collateral shall be released and returned to BWICO free and clear of any security interest (at no cost or expense to the Maker or either Guarantor) as promptly as practicable.

During any Suspension Period, interest shall be paid on this Note as required by Section 1(a) into an escrow account established by the Maker for such purpose with a national bank or trust company which regularly acts as an escrow agent in commercial transactions, which escrow account shall remain until such time as there has been a final, non-appealable judicial decision (to either effect contemplated by this Section 1(b)) with respect to the Challenge Proceeding that gave rise to the Suspension Period, as evidenced by a written notice with respect thereto delivered by either (i) the Holder to the Maker and the Bankruptcy Court or (ii) the Maker to the Holder and the Bankruptcy Court.

(c)	As further provided in Section 5, MII and BWICO (each a “Guarantor”) are guaranteeing the payment obligations of the Maker under this Note. Pursuant to the provisions of the Pledge and Security Agreement dated as of the date of this Note to which BWICO and the Holder are parties (the “Pledge Agreement”), the guarantee obligations of the Guarantors are being secured by a security interest in all of the capital stock of the Maker outstanding as of the date of this Note (the “Collateral”). Each of the Maker and the Guarantors sometimes is referred to herein as an “Obligor.”

2.	Certain Covenants. The Obligors hereby covenant and agree as follows, after the date of the Note and until such time as this Note has been paid in full or deemed to have been paid in full pursuant to the provisions of Section 1(b):

(a)	Maintenance of existence. Except as permitted by Section 2(h), each Obligor shall maintain its corporate existence and remain in good standing in its jurisdiction of incorporation.

(b)	Continuation of business. Each Obligor shall continue its principal lines of business carried on as of the date of this Note, except where the board of directors of such Obligor determines in good faith that the discontinuation of a line of business would not reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of such Obligor and its subsidiaries, taken as a whole.

(c)	Maintenance of insurance. Each Obligor shall maintain or cause to be maintained insurance with respect to its property and business against such liabilities and risks, in such types and amounts and with such deductibles or self-insurance risk retentions, in each case as the board of directors of such Obligor determines in good faith to be customary in its respective industries.

(d)	Maintenance of books and records. Each Obligor shall maintain its accounting books and records in accordance with accounting principles generally accepted in the United States (“GAAP”) in all material respects, to the extent applicable.

(e)	Compliance with laws. Each Obligor shall comply with all laws and governmental regulations applicable to it, except to the extent that the failure to so comply would not have a material adverse effect on the business, financial condition, or results of operations of such Obligor and its subsidiaries, taken as a whole.

(f)	Delivery of financial statements. MII shall deliver to the Holder (i) annual audited consolidated financial statements of MII and its consolidated subsidiaries, (ii) if otherwise available, annual audited financial statements of the Maker and BWICO (provided that this clause will not require preparation of such audited financial statements if they are not otherwise available) and (iii) unaudited consolidating financial statements of BWICO and MII, in each case no later than ninety (90) days after the end of each such Obligor’s fiscal year-end or as soon as otherwise available.

(g)	Notification of default. Each Obligor shall notify the Holder, within ten (10) Business Days after receipt by such Obligor, of any notice of default received by it under any agreement or instrument governing or creating any material Indebtedness (as hereinafter defined) of such Obligor or any of its consolidated subsidiaries. As used in this Note, “Indebtedness” means, with respect to any Obligor, without duplication:

(i)	indebtedness of such Obligor for borrowed money;

(ii)	obligations of such Obligor evidenced by debentures, promissory notes, or other similar instruments;

(iii)	obligations of such Obligor in respect of letters of credit, bankers’ acceptances, or other similar instruments, excluding obligations in respect of trade letters of credit, bankers’ acceptances, or other similar instruments issued in respect of trade payables or similar obligations to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of such Obligor is paid with 30 Business Days;

(iv)	obligations of such Obligor to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities in accordance with GAAP, excluding trade payables, advances on contracts, deferred compensation and similar liabilities arising in the ordinary course of business of such Obligor (obligations of the kind referred to in this clause (iv) are hereinafter referred to as “Purchase Money Indebtedness”); and

(v)	rent obligations of such Obligor as lessee under any lease arrangement classified as a capital lease on the balance sheet of such Obligor in accordance with GAAP.

(h)	Restrictions on divestitures, mergers and consolidations. BWICO shall not sell the outstanding common stock of the Maker to any entity that is not an Obligor or a consolidated subsidiary of an Obligor (excluding J. Ray McDermott, S.A. or any of its subsidiaries). None of the Obligors shall enter into any merger or consolidation transaction pursuant to which any of them is acquired by an entity that is not an Obligor without the prior written consent of the Holder, which consent shall not be unreasonably withheld or delayed. Neither the Maker nor MII shall sell all of its assets or its assets substantially as an entirety (whether in a single transaction or a series of related transactions), without the prior written consent of the Holder (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, this covenant shall not restrict any transaction pursuant to which the remaining principal balance of this Note (and all accrued and unpaid interest on this Note) is paid in full concurrently with the closing of such transaction.

(i)

Subordination of additional Indebtedness. Any Indebtedness incurred by the Maker after the date of this Note will be expressly subordinated (pursuant to customary subordination provisions as determined by the

Maker in good faith upon advice from a nationally recognized investment banking firm) to the indebtedness under this Note, except for any such incurrence by the Maker under or in connection with any (i) facilities for working capital, letters of credit (including facilities relating to Indebtedness incurred to provide collateral for letters of credit and similar instruments, or so-called “synthetic letter of credit facilities”) or bonding requirements entered into, issued, or obtained in the ordinary course of business or as part of the Exit Financing (as defined in the Plan of Reorganization referred to in the Settlement Agreement), and any replacements, refinancings, renewals, or extensions of any of the foregoing, (ii) letters of credit, bankers’ acceptances, bonds (including industrial revenue bonds), capital leases, or similar instruments entered into, issued, or obtained in the ordinary course of business, (iii) Purchase Money Indebtedness arrangements entered into in the ordinary course of business, (iv) replacements, refinancings, renewals, or extensions of any Indebtedness outstanding as of the date of this Note (provided that, in the case of any Indebtedness incurred in accordance with this clause (iv), the principal amount of the Indebtedness incurred does not materially exceed the principal amount of the Indebtedness being replaced, refinanced, renewed, or extended, plus any associated premiums, fees and expenses), or (v) guaranties, surety arrangements, interest rate protection arrangements and similar arrangements of or with respect to any Indebtedness described in any of the immediately preceding clauses (i) through (iii) (the debt arrangements referred to in the immediately preceding clauses (i) through (v) are collectively referred to herein as the “Specified Debt Arrangements”).

(j)	Prohibitions on incurrence of new liens. The Maker shall not grant any liens on its assets to secure any Indebtedness, other than Indebtedness pursuant to any of the Specified Debt Arrangements.

(k)	Restrictions on certain guaranties. The Maker shall not provide a guaranty of the obligations of any entity that is not a consolidated subsidiary of the Maker (or a joint venture or other similar business arrangement formed or invested in by the Maker or any of its subsidiaries) without the prior written consent of the Holder (which consent will not be unreasonably withheld or delayed).

(l)

Restrictions on transactions with affiliates. The Maker shall not engage in any transactions with affiliated entities (other than its consolidated subsidiaries) other than on an arm’s-length basis in the ordinary course of business, except as permitted by Section 2(m) or pursuant to existing agreements, including the Support Services Agreement dated as of January 1, 2000 to which the Maker is a party, any amendments thereto that do not materially change the rights or obligations of the parties thereto in any manner that would be adverse to the Holder in any material respect, the Tax Allocation Agreement dated as of January 1, 2000 to which the

Maker is a party, any amendments thereto that do not materially change the rights or obligations of the parties thereto in any manner that would be adverse to the Holder in any material respect, the Amended and Restated Indemnification Agreements dated as of February 21, 2000 to which the Maker is a party, any amendments thereto that do not materially change the rights or obligations of the parties thereto in any manner that would be adverse to the Holder in any material respect, and any replacement or similar inter-company agreements approved by the board of directors of the Maker in good faith, and except for the spin-off of the Maker’s pension arrangements in a manner consistent with MII’s prior public disclosure thereof (as reflected in MII’s reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, prior to the date of this Note).

(m)	Restricted payments. The Maker shall not pay any dividends or make any similar distributions to BWICO; provided, however, that this covenant shall not restrict the Maker from making any dividends, similar distributions, or payments in order to fund the $350,000,000 cash payment being made concurrently with the issuance of this Note (as contemplated by the Settlement Agreement), any dividends, similar distributions, or payments in order to fund the amount that may become payable pursuant to the Contingent Payment Right (as defined in the Settlement Agreement), any payments under this Note, or any payments to reimburse the Guarantors for any amounts paid by either of them pursuant to the Guaranties; provided, further, that: (i) after any payment due and owing in respect of the Contingent Payment Right has been paid in full, in the event the Maker accumulates cash in excess of $75,000,000 (other than pursuant to borrowings under any of the Specified Debt Arrangements), this covenant shall not restrict the Maker from paying dividends from time to time to the extent of such excess, so long as the Maker is not in default under this Note at the time any such dividend is declared or paid; and (ii) in the event of any Suspension Period as contemplated by Section 1(b)(ii), the Maker may from time to time pay dividends or make similar distributions to BWICO so long as an amount equal to any such dividend is placed in the escrow account contemplated by Section 1(b)(ii) to satisfy any contingent payments with respect to the Contingent Payment Right or payment obligations under this Note, until such time as such Suspension Period ends.

(n)	Prohibition on certain loans. The Maker shall not make loans to any entity that is not a consolidated subsidiary of the Maker or a joint venture or other similar business arrangement formed or invested in by the Maker or any of its consolidated subsidiaries without the prior written consent of the Holder (which consent shall not be unreasonably withheld or delayed), other than loans to customers, vendors, and subcontractors in the ordinary course of business.

(o)	Covenant in event of foreclosure of security interest. In the event the Holder forecloses on its security interest in the Collateral pursuant to the provisions of the Pledge Agreement, the Obligors will cooperate in the transition of the Maker to a stand-alone operating entity.

3.	Events of Default and Remedies.

(a)	Events of Default. So long as this Note has not been paid in full, each of the following events will constitute an “Event of Default”:

(i)	any default in the payment of the principal or accrued interest payable under this Note, as and when the same shall become due and payable, and continuance of such default for a period of ten (10) days after the Maker’s receipt of a Default Notice (as hereinafter defined) from the Holder with respect to such default;

(ii)	any breach of any of the covenants contained in Section 2, and continuance of such breach for a period of thirty (30) days after the Maker’s receipt of a Default Notice from the Holder with respect to such breach;

(iii)	commencement of an involuntary case or other proceeding against any Obligor seeking (A) liquidation, reorganization, or other relief with respect to it or its debts under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, (B) the appointment of a receiver, liquidator, custodian, or trustee of any Obligor or for all or substantially all the property and other assets of any Obligor, or (C) the winding up or liquidation of the affairs of any Obligor, if, in the case of any of (A), (B), or (C) above, such case or proceeding shall remain unstayed and undismissed for a period of sixty (60) days;

(iv)	(A) commencement of a voluntary case by any Obligor under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, (B) consent by any Obligor to the entry of an order for relief in an involuntary case against such Obligor under any such law, (C) consent by any Obligor to the appointment or taking possession by a receiver, liquidator, custodian, or trustee of such Obligor or for all or substantially all its assets, or (D) a general assignment by any Obligor for the benefit of its creditors; or

(v)	the failure by MI to make, or to cause one or more of its subsidiaries to make, the required payment with respect to the Contingent Payment Right, on a timely basis in accordance with the provisions of the Settlement Agreement following the satisfaction of the Payment Obligations Condition Precedent and the vesting of the Contingent Payment Right pursuant to the terms of the Settlement Agreement.

(b)	Remedies. If an Event of Default specified in Section 3(a)(i), (ii), or (v) shall occur, then the Holder may, by written notice to the Maker (a “Default Notice”), so long as the Event of Default is continuing, declare all unpaid principal and accrued interest under this Note immediately due and payable without further presentment, demand, protest, or further notice, all of which are hereby expressly waived by the Maker. If any Event of Default specified in Section 3(a)(iii) or (iv) shall occur, then, without any notice to the Maker or any other act by the Holder, the entire principal amount of this Note (together with all accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Maker.

(c)	Expenses. If an Event of Default shall occur, the Maker shall pay, and save the Holder harmless against liability for the payment of, all reasonable expenses, including reasonable attorneys’ fees, incurred by the Holder in enforcing its rights hereunder.

4.	Waivers; Amendments. Except as set forth in Sections 3(a)(i), 3(a)(ii), and 3(b), to the extent permitted by applicable law, each Obligor hereby expressly waives demand for payment, presentment, notice of dishonor, notice of intent to demand, notice of acceleration, notice of intent to accelerate, protest, notice of protest and diligence in collecting and the bringing of suit against the Maker with respect to this Note. The Obligors agree that the Holder may extend the time for repayment or accept partial payment an unlimited number of times without discharging or releasing any of the Obligors from their respective obligations under this Note (including the Guaranties). No delay or omission on the part of the Holder in exercising any power or right in connection herewith shall operate as a waiver of such right or any other right under this Note (including the Guaranties), nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No amendment, modification, or waiver of any provision of this Note (including the Guaranties), nor any consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the person against whom enforcement thereof is to be sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

5.

Guaranties. (a) Subject to the terms and conditions of this Note, the Guarantors hereby, jointly and severally, unconditionally guarantee to the Holder the prompt and complete payment in cash when due, subject to any applicable grace periods and notice requirements set forth in this Note, of all the Maker’s payment obligations to the Holder under this Note (the “Obligations”). An Event of

Default under this Note shall constitute an event of default under the guaranties of the Guarantors provided in this Section 5 (the “Guaranties”), and shall entitle the Holder to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations. The Guaranties constitute guarantees of payment when due and not of collection.

(b)	Anything herein to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to fraudulent transfers or conveyances or to the insolvency of debtors (after giving effect to any right of contribution from the other Guarantor).

(c)	The Guarantors shall not exercise any rights which they may acquire by way of subrogation to the rights of the Holder hereunder until all the Obligations shall have been paid in full. Subject to the foregoing, upon payment of all the Obligations, the Guarantors shall be subrogated to the rights of the Holder against the Maker, and the Holder agrees to take such steps as the Guarantors may reasonably request to implement such subrogation.

(d)

To the maximum extent permitted by applicable law, the Guarantors understand and agree that the Guaranties shall be construed as continuing, complete, absolute, and unconditional guarantees of payment without regard to, and each Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of, and hereby agrees that its obligations hereunder shall not be discharged or otherwise affected as a result of, any of the following: (i) any defense, setoff, or counterclaim (other than the defense of payment or performance and the setoff rights referred to in Section 6) which may at any time be available to or be asserted by the Maker against the Holder; (ii) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution, or lack of power of the Maker or the other Guarantor, or any sale, lease, or transfer of any or all of the assets of the Maker or the other Guarantor, or any change in the shareholders of the Maker or the other Guarantor; (iii) any change in the corporate existence, structure, or ownership of any other Obligor; (iv) the absence of any attempt to collect the Obligations or any part of them from any other Obligor; or (v) any other circumstance or act which constitutes, or might be construed to constitute, an equitable or legal discharge of the Maker for the Obligations, or of such Guarantor under its Guaranty, in bankruptcy or in any other instance (other than the defense of payment or performance or any such discharge that may arise out of or be based on Asbestos Resolution Legislation, as provided in Sections 7.1and 7.2 of the Settlement Agreement). When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against either Guarantor, the Holder may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Maker or the other Guarantor, and any failure by the Holder to make any such demand, to pursue such other rights or remedies, or to collect any payments from the Maker or the other Guarantor, or any release of the Maker or the other Guarantor, shall not relieve such Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied, or available as a matter of law, of the Maker against such Guarantor.

(e)	The Guaranties shall terminate upon the payment in full of the Obligations (as the same may be limited pursuant to the provisions of Section 1(b)) or at such later time as may be applicable pursuant to the provisions of Section 1(b)(ii)(B)(2)(c).

6.	Right of Setoff. The Obligations shall be subject to the setoff and reduction in payment obligations provisions set forth in Sections 7.1 and 7.2 of the Settlement Agreement. By its acceptance of this Note, the Holder agrees to be bound by the provisions of Section 7.1 and 7.2 of the Settlement Agreement.

7.	No Recourse Against Individuals. No director, officer, employee, or representative of any of the Obligors (in each case, in such person’s capacity as such), and no stockholder of MII (in its capacity as such), shall have any personal liability in respect of any obligations of the Obligors under this Note or the Guaranties, or for any claim based on, with respect to, or by reason of such obligations or their creation, by reason of his/her or its status as such. By accepting this Note, the Holder hereby waives and releases all such liability. Such waiver and release is part of the consideration for the issue of the Note and the Guaranties by the Obligors.

8.	Certain Representations. The Maker hereby represents that: (a) it is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Note; (b) its execution and delivery of this Note has been duly authorized by all necessary corporate action on its part; and (c) this Note constitutes a legal, valid, and binding obligation of the Maker, enforceable against the Maker in accordance with the terms hereof, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, and other laws of general applicability relating to or affecting creditors’ rights; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

9.

Assignment. Prior to satisfaction of the Payment Obligations Condition Precedent, the Holder may not transfer or assign this Note, its rights to payment hereunder, or any other rights hereunder without the prior written consent of the Maker, which consent the Maker may withhold in its sole discretion; provided, however, that the Maker’s consent shall not be required in connection with any such transfer or assignment to a national trust established pursuant to any

Asbestos Resolution Legislation, provided such transfer or assignment is made in accordance with the requirements of such legislation and in accordance with the last sentence of this Section 9. If the Payment Obligations Condition Precedent is satisfied, at any time after the satisfaction thereof the Holder may transfer or assign this Note and its rights hereunder (subject to the provisions of Section 6), provided that such transfer is effected in a transaction that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) such transfer may only be in whole, and not in part. In no event shall the Maker or the Guarantors be required to register this Note, the related Guaranties, or the Collateral under the Securities Act. The Holder, by its acceptance of this Note, hereby represents, and it is specifically understood and agreed, that the Holder is not acquiring this Note or the related Guaranties with a view to any sale or distribution thereof within the meaning of the Securities Act. The Holder understands that this Note and the related Guaranties have not been registered under the Securities Act and may be transferred only in compliance with the provisions of the Securities Act. In connection with any transfer or assignment of this Note in accordance with the foregoing provisions after the satisfaction of the Payment Obligations Condition Precedent, the Maker shall issue to the Holder a replacement note (which shall provide replacement guaranties of the Guarantors) upon the written request of the Holder, accompanied by this Note together with appropriate instruments of transfer, which replacement note shall reflect such modifications as shall be necessary or appropriate to reflect that the Payment Obligations Condition Precedent has been met and that successor holders are thereafter permitted, and, upon the issuance of such replacement note, this Note shall be cancelled. Any transfer or assignment of this Note must be effected pursuant to written documentation pursuant to which the transferee or assignee agrees to be bound by all the provisions of this Note and the Pledge Agreement.

10.	Entire Agreement. This Note, the Settlement Agreement and the Pledge Agreement constitute the entire agreement and understanding among the Holder and the Obligors with respect to the subject matter of this Note and supersede all prior agreements and understandings, oral or written, among such parties with respect to the subject matter of this Note.

11.	Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight-delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight-delivery service (with charges prepaid). Any such notice shall be sent:

(i)	if to the Holder, at such address as the Holder shall have specified to the Maker in writing; or

(ii)	if to any Obligor, addressed to it at 777 North Eldridge Parkway, Houston, Texas 77079, to the attention of Ms. Liane K. Hinrichs, or at such other address as any of the Obligors may hereafter specify to the Holder in writing; with a copy to McDermott International, Inc., 777 North Eldridge Parkway, Houston, Texas 77079, to the attention of Mr. John T. Nesser, III, or such other address as MII shall have specified to the Holder in writing.

12.	Captions; Interpretation. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Note. Except where the context otherwise requires, the defined terms used in this Note shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall” and both “will” and “shall” are used in the mandatory and imperative sense. The word “may” means is authorized or permitted to, while “may not” means is not authorized or permitted to. Unless the context otherwise requires: (i) any definition of or reference to any agreement or other document herein shall be construed as referring to such agreement or other document as from time to time amended, restated, supplemented, or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, or modifications set forth herein or therein); (ii) any reference herein to the subsidiaries of any entity shall be construed to include such entity’s direct and indirect subsidiaries; (iii) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (iv) all references herein to sections shall be construed to refer to sections of this Note.

13.	Severability. If any provision contained in this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, that provision will, to the extent possible, be modified in such manner as to be valid, legal, and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision will be severed from this Note, and in either case the validity, legality, and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

14.	Governing Law. The construction, validity, and enforceability of this Note shall be governed by the substantive laws of the State of Louisiana, without giving effect to any principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction.

*        *        *

MAKER: THE BABCOCK & WILCOX COMPANY

By:
Name:	Harold L. Simmons, Jr.
Title:	Vice President, Chief Restructuring Executive and Controller

GUARANTORS: BABCOCK & WILCOX INVESTMENT COMPANY

By:
Name:	John T. Nesser, III
Title:	Executive Vice President, General Counsel and Secretary

MCDERMOTT INTERNATIONAL, INC.

By:
Name:	John T. Nesser, III
Title:	Executive Vice President and General Counsel

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